As filed with the Securities and Exchange Commission July 2, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP
(Exact name of registrant as specified in its charter)

Delaware	84-3727412
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 West 18th Street

New York, New York 10011

(212) 314-7300

(Address of principal executive offices) (Zip Code)

IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan

IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan

(Full title of the Plan)

Gregg Winiarski, Esq. Executive Vice President, General Counsel & Secretary IAC/InterActiveCorp 555 West 18th Street New York, New York 10011

(Name and address of agent for service)

(212) 314 7300

(Telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum, Esq. Jenna E. Levine, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share, of IAC/InterActiveCorp	45,511,390 (3)	$100.72	$4,583,907,201	$594,991.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $0.001 per share, of Registrant (“New IAC Common Stock”) that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of New IAC Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of the New IAC Common Stock as reported on The Nasdaq National Market on July 1, 2020.

(3)	Represents (a) 32,727,000 shares of New IAC Common Stock remaining available for grant under the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan and (b) 12,784,390 shares of New IAC Common Stock remaining available for grant under the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan.

EXPLANATORY NOTE

Reference is made herein to the transactions contemplated by that certain Transaction Agreement (the “Transaction Agreement”), dated as of December 19, 2019 and amended as of April 28, 2020 and June 22, 2020, by and among (i) Registrant, (ii) the Delaware corporation formerly known as IAC/InterActiveCorp (“Old IAC”) that is now known as Match Group, Inc. (“New Match”), (iii) Match Group Holdings II, LLC (f/k/a Valentine Merger Sub LLC, a Delaware limited liability company) (“Match Merger Sub”) and (iv) the Delaware corporation formerly known as Match Group, Inc., which was merged out of existence in connection with transactions contemplated by the Transaction Agreement (“Old Match,” and together with Registrant, New Match and Match Merger Sub, the “Parties”).

On June 30, 2020, pursuant to the Transaction Agreement, the Parties completed the separation of the businesses of Old Match from the remaining businesses of Old IAC (the “Separation”) through a series of transactions that resulted in the pre-transaction stockholders of Old IAC owning shares in two, separate public companies—(1) New Match, which retained the businesses of Old Match and certain Old IAC financing subsidiaries, and (2) Registrant, which was renamed “IAC/InterActiveCorp” and which owns Old IAC’s other businesses—and the pre-transaction stockholders of Old Match (other than Old IAC) owning shares in New Match.

This Registration Statement registers 45,511,390 shares of common stock, par value $0.001 per share, of New IAC (“New IAC Common Stock”), consisting of (a) 32,727,000 shares of New IAC Common Stock remaining available for grant under the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan and (b) 12,784,390 shares of New IAC Common Stock remaining available for grant under the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (together with the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan, the “Plans”). The Plans became effective upon the consummation of the Separation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by Registrant are incorporated in this Registration Statement by reference:

1.	The Joint Proxy Statement/Prospectus filed with the Commission on April 30, 2020 by Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which contains audited combined financials statements of Registrant for the latest fiscal year for which such statements have been filed;

2.	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the Commission on June 3, 2020;

3.	Registrant’s Current Reports on Form 8-K filed with the Commission on June 22, 2020, July 2, 2020 and July 2, 2020; and

4.	The description of New IAC Common Stock contained in the Registration Statement on Form 8-A (File No. 001-39356) filed by Registrant with the Commission on June 30, 2020.

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Gregg Winiarski, Executive Vice President, General Counsel & Secretary of Registrant. Mr. Winiarski owns shares of New IAC Common Stock and holds equity awards under certain of Registrant’s equity compensation plans.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, and vote of stockholders or disinterested directors or otherwise.

The New IAC certificate of incorporation and by-laws provide for indemnification of New IAC’s directors and officers (and their legal representatives), and of those serving at the request of the New IAC board of directors or officers as an employee or agent of the corporation, or as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, to the fullest extent authorized by the DGCL, except that New IAC will indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the New IAC board of directors. The by-laws provide for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition, provided that if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, New IAC’s directors and officers may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions. In addition, to the extent that New IAC’s officers and directors also serve as executive officers or directors of subsidiaries of New IAC, such officers and directors will also be subject to indemnification consistent with the indemnification provisions of the charter documents of such subsidiaries. New IAC has policies of directors’ and officers’ liability insurance that insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. New IAC believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The New IAC certificate of incorporation provides for such limitation of liability.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description of Document
4.1	Restated Certificate of Incorporation of Registrant (filed as Exhibit 3.1(c) to the Registrant’s Current Report on Form 8-K, filed on July 2, 2020, and incorporated herein by reference).

4.2	Amended and Restated By-Laws of Registrant (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on July 2, 2020, and incorporated herein by reference).

4.3	IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan (filed as Exhibit 10.1 to Old IAC's Current Report on Form 8-K, filed on June 29, 2018, and incorporated herein by reference).

4.4	IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (filed as Exhibit 10.1 to Old IAC’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, and incorporated herein by reference).

5.1	Opinion of Gregg Winiarski, Executive Vice President, General Counsel and Secretary of Registrant.*

23.1	Consent of Gregg Winiarski, Executive Vice President, General Counsel and Secretary of Registrant (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Registrant.*

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm for Care.com, Inc.*

23.4	Consent of Ernst & Young LLP, independent auditors for Care.com, Inc.*

24.1	Power of Attorney (included on signature page).

*        Filed herewith

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 2, 2020.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Executive Vice President, General Counsel & Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregg Winiarski, Joanne Hawkins and Tanya M. Stanich, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments) as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF and pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry Diller	Chairman of the Board, Senior Executive
Barry Diller	and Director	July 2, 2020

/s/ Joseph Levin	Chief Executive Officer and Director	July 2, 2020
Joseph Levin

/s/ Victor A. Kaufman	Vice Chairman and Director	July 2, 2020
Victor A. Kaufman

/s/ Glenn H. Schiffman	Executive Vice President and Chief
Glenn H. Schiffman	Financial Officer	July 2, 2020

/s/ Michael H. Schwerdtman	Senior Vice President and Controller
Michael H. Schwerdtman	(Chief Accounting Officer)	July 2, 2020

/s/ Chelsea Clinton	Director	July 2, 2020
Chelsea Clinton

/s/ Michael D. Eisner	Director	July 2, 2020
Michael D. Eisner

/s/ Bonnie S. Hammer	Director	July 2, 2020
Bonnie S. Hammer

/s/ Bryan Lourd	Director	July 2, 2020
Bryan Lourd

/s/ David S. Rosenblatt	Director	July 2, 2020
David S. Rosenblatt

/s/ Alan G. Spoon	Director	July 2, 2020
Alan G. Spoon

/s/ Alexander von Furstenberg	Director	July 2, 2020
Alexander von Furstenberg

/s/ Richard F. Zannino	Director	July 2, 2020
Richard F. Zannino